UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SINOVAC BIOTECH LTD.

(Exact name of registrant as specified in its charter)

Antigua, West Indies	Not Applicable
(State or other jurisdiction	(I.R.S. Employer Identification
of incorporation or organization)	Number)

No. 39 Shangdi Xi Road, Haidian District, Beijing 100085 People’s Republic of China	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered

Reference is hereby made to (i) the Registration Statement on Form 8-A filed by Sinovac Biotech Ltd., an Antigua and Barbuda company (the “Company”), with the Securities and Exchange Commission (the “SEC”) on March 29, 2016 (the “Registration Statement”), relating to the Rights Agreement, dated as of March 28, 2016 (the “Original Rights Agreement”), between the Company and Pacific Stock Transfer Company, as rights agent (the “Rights Agent”), and (ii) Amendment No. 1 to the Registration Statement filed by the Company with the SEC on Form 8-A/A on March 24, 2017 (the “Prior Registration Statement Amendment”), relating to the Rights Agreement, as amended by the Amendment to the Rights Agreement, dated as of March 24, 2017, between the Company and the Rights Agent (the “Prior Rights Amendment”). The Original Rights Agreement, as amended by the Prior Rights Amendment, is referred to herein as the “Rights Agreement.” Each of the Registration Statement and the Prior Registration Statement Amendment is hereby incorporated herein by reference.

On June 26, 2017, the Company entered into an amalgamation agreement (the “Amalgamation Agreement”) with Sinovac (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Sinovac Amalgamation Sub Limited, an international business corporation incorporated under the laws of Antigua and Barbuda and a wholly-owned Subsidiary of Parent (“Amalgamation Sub”). Pursuant to the Amalgamation Agreement, Amalgamation Sub will be amalgamated with and into the Company (the “Amalgamation”), with the Company surviving the Amalgamation and becoming a wholly-owned Subsidiary of Parent.

In connection with the Amalgamation Agreement, the Company entered into the Second Amendment to the Rights Agreement with the Rights Agent (the “Second Rights Amendment”), which provides, among other things, that:

(i)	Parent, its direct and indirect shareholders, Amalgamation Sub, any party to the support agreement entered into in connection with the Amalgamation Agreement (the “Support Agreement”) and their respective affiliates and associates will be exempt from the Rights Agreement solely to the extent of their beneficial ownership of any common shares of the Company pursuant to or arising out of the Amalgamation Agreement, the Support Agreement or any of the other transactions contemplated thereby;

(ii)	the Rights Agreement and the related purchase rights to purchase Series A Junior Participating Preferred Shares of the Company issued pursuant to the Rights Agreement (the “Rights”) will terminate immediately prior to the consummation of the Amalgamation, and as a result the Rights Agreement will no longer be in effect, and the Rights will no longer be issued or outstanding upon the consummation of the Amalgamation;

(iii)	none of the execution, delivery or performance of the Amalgamation Agreement or Support Agreement, or the consummation of any of the transactions contemplated thereby, including the Amalgamation, will permit the Rights to be exercised; and

(iv)	the Second Rights Amendment will terminate and will be of no further force or effect if the Amalgamation Agreement is terminated in accordance with its terms prior to the consummation of the Amalgamation.

The foregoing summaries of the Rights Agreement and Second Rights Amendment are qualified in their entirety by reference to (i) the full text of the Second Rights Amendment, which was filed as Exhibit 4.1 to the Company’s Form 6-K filed with the SEC on June 30, 2017 and is incorporated herein by reference; (ii) the Original Rights Agreement and the summary of its material terms which were filed with the SEC on Form 6-K on March 29, 2016 and are incorporated herein by reference; and (iii) the Prior Rights Amendment and the summary of its material terms which were filed with the SEC on Form 6-K on March 24, 2017 and are incorporated herein by reference.

Item 2. Exhibits

1.	Second Amendment to Rights Agreement, dated as of June 26, 2017, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated June 30, 2017 of Sinovac Biotech Ltd.)

2.	Amendment to Rights Agreement, dated as of March 24, 2017, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated March 24, 2017 of Sinovac Biotech Ltd.)

3.	Rights Agreement, dated as of March 28, 2016, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Shares as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Report on Form 6-K dated March 29, 2016 of Sinovac Biotech Ltd.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SINOVAC BIOTECH LTD.

By:	/s/ Nan Wang
Name: Nan Wang
Title: Chief Financial Officer

Date: June 30, 2017